THE MASTERS’ SELECT FUNDS TRUST
AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of this 8th day of June, 2006, to the Distribution Agreement, dated as of February 25, 2004 (the “Agreement”), is entered by and among The Masters’ Select Funds Trust, a Delaware statutory trust (the “Trust”), Litman/Gregory Fund Advisors, LLC., a California limited liability company (the “Advisor”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Trust, Advisor and the Distributor desire to amend said Agreement; and

WHEREAS, Section 10, Paragraph B, of the Agreement allows for an amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE MASTERS’ SELECT FUNDS TRUST	QUASAR DISTRIBUTORS, LLC

By: ____________________________	By: ____________________________

Name: __________________________	Name: __________________________

Title: ___________________________	Title: ___________________________

LITMAN/GREGORY FUND ADVISORS, LLC

By: ____________________________

Name: __________________________

Title: ___________________________